JetBlue Airways Investor Relations

Lisa Studness

Cindy England

(718) 709-2202

ir@jetblue.com

Investor Update

July 24, 2007

This investor update provides our investor guidance for the third quarter ending September 30, 2007 and full year 2007. Our guidance includes the impact of the removal of one row of seats from each of our Airbus A320 aircraft which was completed in early February.

Current News

JetBlue has recently announced service to the following new city pairs:

City Pair	Frequency	Start Date
Salt Lake City, UT – San Diego, CA	1x	July 27, 2007
Salt Lake City, UT – San Francisco, CA	1x	July 27, 2007
Buffalo, NY – Fort Lauderdale, FL	1x	November 1, 2007
Syracuse, NY – Fort Lauderdale, FL	1x	November 1, 2007

Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.

JetBlue announced the planned sale of three of its Airbus A320 aircraft from its fleet later this year. JetBlue will also defer 16 EMBRAER 190 aircraft originally scheduled for delivery between 2007 through 2012 to 2013 through 2015. JetBlue’s options for the EMBRAER 190 remain unchanged and its Airbus A320 delivery schedule remains unchanged as well.

JetBlue EMBRAER 190 Modified Firm Aircraft Delivery Schedule*

	2007	2008	2009	2010	2011	2012	2013	2014	2015
Previous Firm E190 Orders	10	10	10	10	10	11	11	6	0
Revised Firm E190 Orders	7	6	6	8	8	10	12	12	9
Net Change	(3)	(4)	(4)	(2)	(2)	(1)	1	6	9
*	Terms agreed upon in principle, subject to the execution of a definitive agreement

Capacity Growth

(Year over year percentage growth range)

	Third Quarter 2007	Full Year 2007
Available Seat Miles (ASMs)	10-12%	10-12%

ASMs by Aircraft Type as a Percentage of Total ASMs

	Third Quarter 2007 (quarter average)		Full Year 2007 (full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	91%	9%	91%	9%

Our average stage length is projected to be approximately 1,156 miles in the third quarter of 2007 versus 1,181 miles in the same prior year period and approximately 1,128 miles for the full year 2007 versus 1,186 miles for full year 2006.

Aircraft Delivery Schedule

As of June 30, 2007, our fleet was comprised of 103 Airbus A320 aircraft and 27 EMBRAER 190 aircraft and we had on order 149 aircraft, which are scheduled for delivery through 2015 (on a relatively even basis during each year), with options to acquire 141 additional aircraft. The 2007 delivery schedule and related financings are:

	A320 firm	Committed Financing		E190 firm	Committed Financing
		Mortgage	Sale/Leaseback		Mortgage	Sale/Leaseback
Q307	2	2		2		2
Q407	3	3		1		1
Total at Year End*	105	80	25	30	1	29
*	The total fleet included in the table above includes the sale of three Airbus A320 aircraft and the deferral of three EMBRAER 190 aircraft deliveries in 2007.

Passenger Revenue per Available Seat Mile (PRASM)

(Estimated year over year percentage improvement)

	Third Quarter 2007	Full Year 2007
Estimated PRASM	7-9%	6-8%

Stock Option Expense

We estimate that our stock compensation expense under FAS 123(R) will be approximately $5 million in the third quarter of 2007 and will total approximately $18 million for the full year 2007.

Fuel Hedges

We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price. Currently, the agreements covering 2007 are:

	Gallons (Est. % of consumption)	Price
Q3 ‘07	60 million (51%)

11% in heat collars with the average cap at $2.20/gal and the average put at $1.86/gal

29% in heat swaps at an average of $1.79/gal

11% in crude collars with the average cap at $74/bbl and the average put at $59/bbl

Q4 ‘07	41 million (35%)	5% in heat collars with the average cap at $2.21/gal and the average put at $1.93/gal 30% in heat swaps at an average of $1.87/gal

	Third Quarter 2007	Full Year 2007
Estimated Fuel Gallons Consumed	117 million	446 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$2.18	$2.07

Cost per Available Seat Mile (CASM) at Assumed Fuel Cost

(Estimated year over year percentage increases)

	Third Quarter 2007	Full Year 2007
Estimated CASM	8-10%	7-9%

Cost per Available Seat Mile (CASM) Excluding Fuel

(Estimated year over year percentage increases)

	Third Quarter 2007	Full Year 2007
Estimated Ex-fuel CASM	8-10%	6-8%

Operating Margin

(Estimated operating margin range)

	Third Quarter 2007	Full Year 2007
Estimated Operating Margin Range	6-8%	5-7%

Income (Loss) Before Income Taxes

(Estimated pre-tax margin range)

	Third Quarter 2007	Full Year 2007
Estimated Pre-tax Margin Range	1-3%	1-3%

Tax Rate

We currently expect an annual effective tax rate of approximately 50%. However, our actual tax rate in both third quarter and full year 2007 could differ due to the non-deductibility of certain items for tax purposes.

Weighted Average Shares Outstanding

(millions)

Share count estimates for calculating basic and diluted earnings per share are:

Third Quarter 2007		Full Year 2007
Basic	Diluted	Basic	Diluted
180.0	185.3	179.5	183.3

These share count estimates assume 20% annual stock price appreciation and are based on several assumptions. The number of shares used in our actual earnings per share calculation will likely be different from those stated above.

Capital Expenditures

(millions)

	Third Quarter 2007	Full Year 2007
Aircraft	$130	$735
Non-aircraft*	$ 45	$110
Total	$175	$845
*

2007 non-aircraft capital expenditure estimate includes $50 million in leasehold improvements related to construction of the Company’s new terminal at JFK, of which $15 million is expected to be spent in the third quarter.

This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.